BROADBAND TECHNOLOGIES ANNOUNCES $100 MILLION
               CONVERTIBLE NOTE PLACEMENT


Research Triangle Park, N.C., May 17, 1996 -- BroadBand Technologies, Inc. announced today the anticipated placement through underwriters of $100 million of 5% Convertible Subordinated Notes due May 15, 2001. The offering may be increased to $115 million under a $15 million underwriters' over-allotment option. If the offering is completed, the Notes will be convertible into the Company's Common Stock, at the option of the holder, at an initial conversion price of $41.48 per share. The Nots will be redeemable, at the option of the Company, beginning May 15, 1999.

The Notes will be sold in the U.S. to qualified institutional buyers, pursuant to a Rule 144A exemption or to certain accredited investors and to offshore investors, pursuant to a Rule 144A exemption or to certain accredited investors and to offshore investors, pursuant to a Regulation S exemption. Accordingly, neither the Notes nor the Common Stock issuable upon conversion of the Notes has been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the Securities Act registration requirements.

The Company intends to use the proceeds of the offering for working capital and general business purposes.


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For more information contact:

Tim Oakley                        Joann Anderson
Investor Relations                Press Relations
BroadBank Technologies, Inc.      Copithorne & Bellows
(919) 405-4800                    (617) 252-0606
oakley@bbt.com                    joanna@oa.obpr.com